Exhibit 4.27

The Policy Consulting Services Agreement

Party A: Guangzhou Taiji Advertising Co., LTD

Party B: Guangzhou Shuzhi Communication Culture Co., LTD

According to the Civil Code of the People’s Republic of China, the Advertising Law of the People’s Republic of China and other relevant provisions. Based on the principle of equal cooperation and mutual benefit, party A and Party B hereby enter into this contract through consultation.

one, summarize

1. The two parties will cooperate in the form of brand strategy consulting service, from March 01, 2022 to October 31, 2022.

2. Party b for party a and its customers to provide strategy consulting services, including: brand image planning, brand image building, logo identification design, product packaging design, brand activities creative design, product series theme design, inside page, decoration design, details of the content design, advertising strategy Suggestions and activities, network marketing and communication categories such as creative planning.

two, Main work and responsibilities of both parties

A 、first party;

Party A shall provide the relevant materials of the enterprise and products; Party A and Party B shall jointly collect the relevant market information to ensure the comprehensiveness of Party B’s information, thus conducive to the brand planning, design, promotion and service;

1. Timely supervise, actively cooperate and provide feedback to ensure the work progress;

2. Timely pay the relevant payments to ensure the normal operation of Party B’s work.

B 、second party:

Enter Party A’s service system, on the one hand, systematically consider and complete the brand image building of Party A and its customers; on the other hand, provide product positioning / development / packaging and strategy formulation system for the brand development of Party A and its customers.

Iii. Provide the system brand plan for Party A’s customers according to the current situation of industry and market development.

External: forming a unified brand identification of the brand image.

Internal: the system completes the strategic system implementation work of product and brand development.

Including: A / brand positioning strategy; B / brand image strategy; C / product image strategy; D / integrated promotion. The specific work is subdivided into:

1. Market development positioning and annual promotion strategy

a. Consumer demand detection, consumer trend research; (product function and consumption, product function and environment, etc.)

b. Brand development analysis; (thinking brand development mode, form a unique brand promotion concept system.)

C Brand development positioning (establish brand development positioning, develop the positioning support system of brand development.)

d. Annual brand development plan and marketing promotion; (Establish annual brand development ideas and marketing promotion strategy.)

2. Create the development strategy and image planning of the leading brand image with the industrial height

a. Research on brand image development; (Research on image appeal based on the industry)

b. Brand image development positioning; (determine the market standards and signals of brand image)

c. Image extension; (extension and optimization of brand identity under the development of brand image)

d. Development and integrated application of new image in packaging system; (new packaging specification design and combined packaging design)

e. Development and design and implementation of terminal publicity material system; (posters, hanging flags, banners, single page, etc.)

3. Market marketing communication

A. Complete the sorting and integration of product data together;

B Jointly complete the corresponding product market analysis and concept sorting;

C To jointly complete the planning of image products, profit products, blocking products and other related products and categories;

Communication strategy and marketing promotion of d series new products;

e. New product core selling point refining / naming and name visual design;

f. New product packaging system development and integration of the image design; g. Development and design of new product market communication materials;

(product packaging, single page, poster, POP, hanging flag, etc.)

4. Terminal and channel promotion

a. Focus on promoting the image of the brand terminal to highlight and build the work, cooperate with the completion of the terminal product sample and Chen List standard system;

B Cooperate with the brand to complete the annual work of the floor plan / construction drawings / effects drawings of the key stores;

c Terminal vivid suggestions and design;

d. Development, design and implementation of the terminal publicity material system;

E. Planning and auxiliary implementation of holiday promotion plan:

f. Planning and overall implementation of the annual product investment promotion meeting;

g. Design and tracking service for the annual trade show; -

5. Investment conference

a. Overall planning of investment promotion conference; (including investment promotion theme strategy, process strategy, performance of products and personnel class)

b. Design execution of CMB; (including design of background board, poster, invitation letter, guide, etc.)

C Space execution of merchants; (booth, background board, space effect required by merchants, etc.)

d. Execution of merchants ‘copywriting; (including the writing of investment promotion theme, leaders’ speeches, soft text, media draft and related copywriting)

e. Media communication suggestions of CMB; (Suggestions and cooperation for the dissemination of information and the results in media application)

f .. Suggestions on network communication of CMB; (Suggestions on the release and application of CMB in network communication)

G. The overall coordination, implementation and effect evaluation of the process of China merchants association

Iv. Service process

1. Carry out the work in accordance with the standard communication and promotion process to ensure the efficiency of the work completed. Planning, creative process of the basic order is as follows: project a market research / without a strategy to develop a creative concept a customer review a customer approval a quotation signature confirmation (if a third party cost) is a draft making a customer confirm draft a quotation signing (if need to make / printing / advertising) a printing / advertising release a financial settlement effect tracking a feedback, etc.

2. After signing the contract, the project will enter the specific operation stage, and Party B shall provide the overall plan. After the approval and signature by Party A, both parties shall implement the implementation process of each communication plan according to the overall planning plan. Party B’s all planning plans and relevant suggestions shall be reported to Party A in written form. In the process of cooperation, the advertising plan shall be adjusted according to the market conditions and after joint analysis, research and negotiation.

V. Daily communication between the two parties

Party B shall provide weekly work progress report on the work summary of the previous week and the work plan of the next week; not less than one regular meeting or teleconference or network meeting of project leaders of both parties. After each meeting, Party B shall make the meeting minutes and both parties shall reconfirm the relevant matters in the regular meeting. The meeting minutes shall be kept in duplicate for each party. If necessary, the project leaders of both parties may convene a working meeting or teleconference in time to discuss and decide the relevant project. After each meeting, Party B shall make the meeting minutes and submit them to Party A for confirmation within 24 hours after the meeting.

six, operating schedule

Before the start of each work, both parties shall negotiate on the specific schedule of the work, and Party B shall make a detailed one

The work schedule shall be agreed by both parties. Party B promises to provide it in advance and be confirmed by both parties

The table to complete the work (the schedule will be based on party B’s normal working procedures and the time required),

Such as a. Party A proposes to change the strategy and previously agreed creative work, and the schedule for completion of the work will be postponed accordingly.

seven, Fees and payment criteria

1、 Annual service fee of this contract: the total cost of brand strategy consulting service for the cooperation between Party A and Party B is RMB

Fifteen million yuan (RMB 15,000,000.00), to ensure the smooth progress of all the work.

2、 Payment method: From the date of signing the contract, Party A shall report to Party B on a monthly basis according to the project development situation confirmed by both parties

Party payment fee.

3、 Party B shall issue the service fee invoice of the corresponding amount to Party A.

eight,
duty	7

1、 The advertising articles and related activities planned, creatively, designed and executed by Party B for Party A shall be confirmed in writing by Party A <

The rear of the recognition can be implemented. Party B shall be liable for any act without written confirmation of Party A and compensate Party A

All losses incurred; activities confirmed by Party A if changed or terminated by Party A § The losses shall be borne by Party A. an ancient type of spoon

2、 In the performance of this Contract, both parties shall abide by the Advertising Law of the People’s Republic of China and other provisions

According to the relevant regulations, Party A shall not require Party B to violate the laws and relevant regulations when providing services for Party A.

If Party A commits any of the above acts, Party B shall be obliged to submit its opinions to Party A in accordance with relevant laws and regulations and may refuse to implement them.

3、 Party B shall guarantee the creation concept (idea, text and audio) of its conception, especially the design works

It does not infringe on the legitimate rights and interests of others and complies with the provisions of national laws. If the disputes and losses caused by B

Party assume responsibility.

nine, maintain secrecy

1、 Without the written permission of Party A, Party B shall not in any way send the information required to be kept confidential to any third party

Leak, also can not use the information for any commercial activities.

• •

2、 Party A shall not provide any planning, creativity or design provided by Party A but not approved by Party A

The three parties are not allowed to use the information for any commercial activities.

3. During the period of cooperation with Party A, Party B is not allowed to cooperate with any third party in the same industry in direct competition with Party A, otherwise it shall be deemed as breach of contract and shall be liable for breach of contract.

X. Use right

1、 For the planning and creative concepts (idea, text and audio) provided by Party B, Party A may exclusively, unlimited and unlimited use its right and copyright after party A pays the fees according to the previously approved quotation.

2、 For the third party hired by Party B for Party A, such as a photographer, model or singer, Party A may have the right to use the space or time in the permitted area after paying the agreed fee.

H ^ I. Liability book for Breach of contract

The contract is subject to the restriction of the laws of the People’s Republic of China. During the term of the contract, either party shall violate the agreement

For breach of contract, it shall bear the following liabilities for breach of contract:

1、Stop the breach of contract;

2、Continue to perform the contract at the request of the other party:

3、To compensate the other party for the losses suffered thereby;

XII. Termination

1、This contract may be terminated by both parties through negotiation;

2、 - - If party A seriously violates the Contract, the other party may unilaterally terminate the Contract if it considers it not necessary to perform the Contract;

3、Party B shall charge all advertising agency service fees, media advertising fees and other related fees before the termination period.

Xiii. Any dispute arising from the performance of this Contract shall be settled by both parties through friendly negotiation. If no agreement is reached through negotiation, the dispute shall be submitted to the local arbitration committee of Party B for arbitration.

Xiv. For matters not covered herein, both parties may negotiate and sign supplementary terms on an equal footing.

Xv. This contract is made in duplicate, with each party holding one copy. It shall come into force immediately upon being signed and sealed by both parties.

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